Exhibit 99.1

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release

Pebblebrook Hotel Trust Reports 2016 Results and Provides 2017 Outlook

Bethesda, MD, February 23, 2017 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported results for the fourth quarter and year ended December 31, 2016. The Company’s results include the following:

	Fourth Quarter		Full Year
	2016	2015	2016	2015
	($ in millions except per share and RevPAR data)

Net income	$18.4	$23.0	$74.0	$95.0

Same-Property RevPAR(1)	$191.99	$191.94	$211.28	$206.31
Same-Property RevPAR growth rate	0.0%		2.4%

Same-Property Wholly Owned EBITDA(1)	$59.6	$59.4	$280.3	$268.3
Same-Property Wholly Owned EBITDA growth rate	0.3%		4.5%
Same-Property Wholly Owned EBITDA Margin(1)	32.3%	32.1%	35.3%	34.7%

Adjusted EBITDA(1)	$57.7	$64.4	$273.2	$259.5
Adjusted EBITDA growth rate	(10.4%)		5.3%

Adjusted FFO(1)	$41.5	$44.7	$201.8	$181.5
Adjusted FFO per diluted share(1)	$0.57	$0.62	$2.78	$2.50
Adjusted FFO per diluted share growth rate	(8.1%)		11.2%

(1) See tables later in this press release for a description of same-property information and reconciliations from net income (loss) to non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds from Operations ("FFO"), FFO per share, Adjusted FFO and Adjusted FFO per share.

For the details as to which hotels are included in Same-Property Revenue Per Available Room (“RevPAR”), Average Daily Rate (“ADR”), Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin appearing in the table above and elsewhere in this press release, refer to the Same-Property Inclusion Reference Table later in this press release.

“We are very pleased with our 2016 results and the continued improvements we made throughout our portfolio in 2016, both operationally and from value-enhancing renovations,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “In addition, we had significant success with our strategic disposition plan, completing numerous property and asset dispositions totaling $463.8 million. The U.S. hotel industry ended yet another year at its highest occupancy ever, despite weak business travel, an uptick in new supply and continued headwinds from global economic challenges including a strong U.S. dollar. For Pebblebrook, in 2016, we grew Same-Property Wholly Owned EBITDA by 4.5 percent, Adjusted EBITDA by 5.3 percent and Adjusted FFO per share by 11.2 percent, and we increased our dividend by 22.6 percent, all representing record levels. We experienced this growth and record numbers while also completing several property dispositions, which reduced the size of the Company’s portfolio, but lowered leverage and increased liquidity.”

2016 Highlights

▪
Net income: The Company’s net income was $74.0 million for the year ended December 31, 2016, declining $21.0 million as compared to 2015, primarily due to the impairment losses incurred by the redemption of the Company’s now dissolved 49 percent interest in its six-hotel joint venture (the “Manhattan Collection”) and the sale of the DoubleTree by Hilton Hotel Bethesda-Washington DC, which were partly offset by gains on the sales of Viceroy Miami and The Redbury Hotel.

▪
Same-Property RevPAR and Room Revenue: Same-Property RevPAR for the year increased 2.4 percent over 2015 to $211.28. Same-Property ADR climbed 1.0 percent from the prior year to $247.83. Same-Property Occupancy rose 1.4 percent to 85.3 percent. Same-Property Room Revenue for Wholly Owned properties increased by 3.8 percent, higher than RevPAR, largely due to the increase in same-property room count.

▪
Same-Property EBITDA: The Company’s Wholly Owned hotels generated $280.3 million of Same-Property EBITDA for the year ended December 31, 2016, increasing 4.5 percent from 2015. Same-Property Wholly Owned Revenues grew 2.5 percent, while Same-Property Wholly Owned Expenses increased only 1.5 percent. Same-Property Wholly Owned EBITDA Margin grew by 65 basis points to 35.3 percent for 2016, as compared to last year.

▪	Adjusted EBITDA: The Company’s Adjusted EBITDA for 2016 rose to $273.2 million, a gain of 5.3 percent versus $259.5 million in 2015.

▪	Adjusted FFO: The Company’s Adjusted FFO climbed 11.2 percent to $201.8 million, compared with $181.5 million for the prior year.

▪
Dividends: During 2016, the Company declared dividends of $1.52 per share on its common shares, $1.625 per share on its 6.50% Series C Cumulative Redeemable Preferred Shares and $0.95626 per share on its 6.375% Series D Cumulative Redeemable Preferred Shares.

“Our recently renovated and repositioned hotels continued to increase market share and grow cash flow in 2016, which we expect to continue in 2017,” said Mr. Bortz. “We also applaud our hotel management teams who continue to work collaboratively with our asset managers to find efficiencies in our operations. Our teams were able to drive impressive operating results in our wholly owned portfolio, which improved margins by 65 basis points despite modest revenue growth and negative disruptions from our renovation projects during the year.”

Fourth Quarter Highlights

▪	Net income: The Company’s net income was $18.4 million in the fourth quarter of 2016, declining $4.6 million as compared to the same period of 2015.

▪
Same-Property RevPAR and Room Revenue: Same-Property RevPAR for the quarter remained flat over the same period of 2015 at $191.99. Same-Property ADR increased 0.4 percent from the prior year quarter to $236.82. Same-Property Occupancy fell 0.4 percent to 81.1 percent. Same-Property Room Revenue increased by 0.1 percent.

▪
Same-Property EBITDA: The Company’s hotels generated $59.6 million of Same-Property EBITDA for the quarter ended December 31, 2016, increasing 0.3 percent from the same period of 2015. Same-Property Revenues declined 0.3 percent, while Same-Property Expenses were reduced by 0.5 percent. Same-Property EBITDA Margin grew by 19 basis points to 32.3 percent for the fourth quarter of 2016, as compared to the same period last year.

▪
Adjusted EBITDA: The Company’s Adjusted EBITDA declined to $57.7 million from $64.4 million in the prior year period, a decrease of $6.7 million, or 10.4 percent. The declines were primarily a result of the hotels the Company sold during 2016.

▪	Adjusted FFO: The Company’s Adjusted FFO decreased 7.3 percent to $41.5 million from $44.7 million in the prior year period.

▪
Dividends: On December 15, 2016, the Company declared a regular quarterly cash dividend of $0.38 per share on its common shares, a regular quarterly cash dividend of $0.40625 per share on its 6.50% Series C Cumulative Redeemable Preferred Shares and a regular quarterly cash dividend of $0.39844 per share on its 6.375% Series D Cumulative Redeemable Preferred Shares.

“Although there is more optimism regarding the prospects for accelerated hotel demand growth and improved industry performance following the presidential election, we have yet to see any noteworthy increases in business or leisure travel demand since the election,” advised Mr. Bortz. “Leading economic indicators and business sentiment have improved, but until we see actual travel demand increase, we will remain tempered regarding our near-term outlook.”

Strategic Disposition Plan

During 2016, the Company completed numerous strategic property dispositions that harvested significant value for shareholders. In the second quarter of 2016, Pebblebrook sold Viceroy Miami for $64.5 million and The Redbury Hotel for $40.9 million, as well as an excess land parcel adjacent to Revere Hotel Boston Common for $6.0 million. In the fourth quarter of 2016, the Company executed an asset exchange with its joint venture partner to redeem the Company’s 49 percent interest in the Manhattan Collection. The Company then sold the Manhattan NYC for $217.5 million. The Company also sold the DoubleTree by Hilton Hotel Bethesda - Washington DC for $50.1 million in the fourth quarter.

These strategic property dispositions created value for shareholders by taking advantage of the valuation differences between the private and public markets. In addition, the Company utilized the proceeds from these sales to pay down debt, strengthen the Company’s balance sheet and increase liquidity.

Capital Reinvestments

During 2016, the Company completed $124.0 million of capital improvements throughout its portfolio. The Company’s capital improvements included $22.6 million at Hotel Zeppelin San Francisco (part of a $32.0 million project), $15.8 million at Union Station Hotel Nashville, an Autograph Collection Hotel (which included a $15.5 million transformation), $12.0 million at Hotel Colonnade Coral Gables, a Tribute Portfolio Hotel, formerly The Westin Colonnade, Coral Gables, (part of a $17.5 million redevelopment) and $10.7 million at Hotel Monaco Washington DC (part of a $13.0 million renovation), including the reconcepting and renovation of the hotel’s restaurant and bar, Dirty Habit DC, formerly Poste.

In 2017, the Company intends to complete several major renovation and repositioning projects including:

•
Hotel Palomar Los Angeles Beverly Hills (estimated at $12.0 million) which is undergoing a comprehensive renovation, including all guestrooms, the guestroom corridors, meeting rooms, lobby, restaurant, pool and entryway with an expected completion date in first quarter 2017;

•
Revere Hotel Boston Common (estimated at $22.5 million), which is undergoing a comprehensive property renovation that began in fourth quarter 2016 with an expected completion date in second quarter 2017;

•
The Tuscan Fisherman’s Wharf (estimated at $15.0 million), which began a comprehensive property renovation and transformation starting in January 2017 with an expected completion date at the end of second quarter 2017, which will be renamed Hotel Zoe upon completion and will operate as an independent hotel; and

•
LaPlaya Beach Resort & Club (estimated at $7.5 million), which will undergo a renovation of the lobby, restaurant and bar, and all guestrooms in the resort’s Gulf Tower, starting in early summer 2017 with an expected completion date in the third quarter 2017.

Capital Markets and Balance Sheet

During 2016, the Company originated $150.0 million of new term loans, paid off $169.3 million of debt maturities and redeemed $225.2 million of its outstanding preferred shares. The Company also issued $125.0 million through an underwritten public offering of 5.0 million shares of its 6.375% Series D Cumulative Redeemable Preferred Shares.

“We made very positive strides in 2016 to lower our overall leverage, increase our coverage ratios, extend our debt maturities and increase our liquidity,” noted Raymond D. Martz, Chief Financial Officer of Pebblebrook Hotel Trust. “We appreciate the continued support and longstanding positive relationships shown by our banking partners.”

As of December 31, 2016, the Company had $1.0 billion in consolidated debt at an effective weighted-average interest rate of 3.4 percent. The Company had $675.0 million outstanding in the form of unsecured term loans and $82.0 million outstanding on its $450.0 million senior unsecured revolving credit facility. As of December 31, 2016, the Company had $40.8 million of consolidated cash, cash equivalents and restricted cash.

On December 31, 2016, as defined in the Company’s credit agreement, the Company’s fixed charge coverage ratio was 3.6 times and total net debt to trailing 12-month corporate EBITDA was 3.8 times.

2017 Outlook

The Company's outlook for 2017, which assumes no additional acquisitions or dispositions, reflects the Company’s various planned capital investment projects and includes other significant assumptions, is as follows:

	2017 Outlook
	Low	High
	($ and shares/units in millions, except per share and RevPAR data)
Net income	$68.4	$79.7

Adjusted EBITDA	$227.4	$238.4
Adjusted EBITDA growth rate	(16.8)%	(12.7)%

Adjusted FFO	$170.9	$182.2
Adjusted FFO per diluted share	$2.34	$2.50
Adjusted FFO per diluted share growth rate	(15.8)%	(10.1)%

This 2017 outlook is based, in part, on the following estimates and assumptions:

U.S. GDP growth rate	1.75%	2.25%
U.S. Hotel Industry RevPAR growth rate	0.0%	2.0%
Urban Markets RevPAR growth rate	(1.0)%	1.0%

Same-Property RevPAR	$210	$214
Same-Property RevPAR growth rate	(1.0)%	1.0%
Same-Property Room Revenue growth rate	(1.2)%	0.8%

Same-Property EBITDA	$255.0	$266.0
Same-Property EBITDA growth rate	(8.7)%	(4.7)%
Same-Property EBITDA Margin	32.7%	33.7%
Same-Property EBITDA Margin growth rate	(250 bps)	(150 bps)

Corporate cash general and administrative expenses	$20.6	$20.6
Corporate non-cash general and administrative expenses	$8.5	$8.5

Total capital investments related to renovations, capital maintenance and return on investment projects	$90.0	$100.0

Weighted-average fully diluted shares and units	73.0	73.0

“The hotel industry begins 2017 with more optimism than 2016, despite rising supply growth,” commented Mr. Bortz. “We expect that demand growth from most segments will remain modest until there is more consistent corporate profit growth and clarity on tax reform, the regulatory environment and infrastructure spending. The strong U.S. dollar will continue to serve as a headwind for international inbound travel, especially in major urban markets. As a result, we expect that the major urban markets will again underperform the overall industry in 2017. For Pebblebrook, we expect to generate Same-Property RevPAR growth of (1.0) percent to 1.0 percent. However, we are encouraged with the outlook for our recently renovated hotels, which should continue to gain meaningful market share and increased cash flows in 2017 and beyond.

“The Company’s 2017 Same-Property RevPAR growth rate outlook of (1.0) percent to 1.0 percent incorporates approximately 110 basis points of negative impact caused by our 2017 property renovations. In addition, the outlook also estimates an approximately 190 basis point negative impact to Same-Property RevPAR growth due to the renovation and expansion of the Moscone Center in San Francisco combined with the loss of the benefits from both the 2016 Super Bowl in San Francisco and accommodating the Porter Ranch residents displaced by the Aliso Canyon gas leak in Los Angeles in 2016. The Company’s Adjusted EBITDA is also lower due to the removal of $22.3 million of EBITDA from hotels sold during 2016.”

The Company’s outlook for the first quarter of 2017 is as follows:

	First Quarter 2017 Outlook
	Low	High
	($ and shares/units in millions, except per share and RevPAR data)

Net income	$8.2	$11.2

Same-Property RevPAR	$190	$194
Same-Property RevPAR growth rate	(4.5%)	(2.5%)
Same-Property Room Revenue growth rate	(5.7%)	(3.7%)

Same-Property EBITDA	$49.5	$52.5
Same-Property EBITDA growth rate	(16.9%)	(11.9%)
Same-Property EBITDA Margin	29.0%	30.0%
Same-Property EBITDA Margin growth rate	(300 bps)	(200 bps)

Adjusted EBITDA	$43.1	$46.1
Adjusted EBITDA growth rate	(23.3%)	(18.0%)

Adjusted FFO	$32.5	$35.5
Adjusted FFO per diluted share	$0.45	$0.49
Adjusted FFO per diluted share growth rate	(19.6%)	(12.5%)

Weighted-average fully diluted shares and units	72.8	72.8

The Company’s estimates and assumptions, including the Company’s outlook for 2017 and the first quarter 2017 for Same-Property RevPAR, Same-Property RevPAR growth rate, Same-Property Room Revenue growth rate, Same-Property EBITDA, Same-Property EBITDA growth rate, Same-Property EBITDA Margin and Same-Property EBITDA Margin growth rate include the hotels owned as of December 31, 2016, as if they had been owned by the Company for all of 2016 and 2017, except for Hotel Zeppelin San Francisco, which is not included in the first quarter. The Company’s 2017 outlook assumes no additional acquisitions or dispositions beyond the hotels the Company owned as of December 31, 2016.

If any of the foregoing estimates and assumptions prove to be inaccurate, actual results, including the outlook, may vary, and could vary significantly, from the amounts shown above.

Fourth Quarter 2016 Earnings Call

The Company will conduct its quarterly analyst and investor conference call on Friday, February 24, 2017 at 10:00 AM ET. To participate in the conference call, please dial (877) 705-6003 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company’s website. To access the webcast, log on to www.pebblebrookhotels.com ten minutes prior to the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of www.pebblebrookhotels.com.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 29 hotels, with a total of 7,222 guest rooms. The Company owns hotels located in 10 states and the District of Columbia, including: Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Washington, DC; Coral Gables, Florida; Naples, Florida; Buckhead, Georgia; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of U.S. GDP growth, U.S. hotel industry RevPAR growth, the Company’s net income, FFO, EBITDA, Adjusted FFO, Adjusted EBITDA, RevPAR, EBITDA Margin and EBITDA Margin growth, and the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and its share of future markets; forecasts of hotel industry performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of February 23, 2017. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

###

Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
($ in thousands, except for per share data)

	December 31, 2016	December 31, 2015

ASSETS
Assets:
Investment in hotel properties, net	$2,672,654	$2,673,584
Investment in joint venture	—	248,794
Ground lease asset, net	29,627	30,218
Cash and cash equivalents	33,410	26,345
Restricted cash	7,419	9,453
Hotel receivables (net of allowance for doubtful accounts of $494 and $243, respectively)	27,687	25,062
Prepaid expenses and other assets	38,462	45,015
Total assets	$2,809,259	$3,058,471

LIABILITIES AND EQUITY

Liabilities:
Senior unsecured revolving credit facility	$82,000	$165,000
Term loans, net of unamortized deferred financing costs	671,793	521,883
Senior unsecured notes, net of unamortized deferred financing costs	99,460	99,392
Mortgage debt, net of unamortized loan premiums and deferred financing costs	142,998	319,320
Accounts payable and accrued expenses	149,283	141,897
Advance deposits	19,110	17,726
Accrued interest	2,284	2,550
Distribution payable	33,215	29,869
Total liabilities	1,200,143	1,297,637
Commitments and contingencies

Equity:
Preferred shares of beneficial interest, $0.01 par value (liquidation preference $250,000 at December 31, 2016 and $350,000 at December 31, 2015), 100,000,000 shares authorized; 10,000,000 shares issued and outstanding at December 31, 2016 and 14,000,000 shares issued and outstanding at December 31, 2015	100	140
Common shares of beneficial interest, $0.01 par value, 500,000,000 shares authorized; 71,922,904 issued and outstanding at December 31, 2016 and 71,735,129 issued and outstanding at December 31, 2015	719	717
Additional paid-in capital	1,776,404	1,868,047
Accumulated other comprehensive income (loss)	(2,312)	(4,750)
Distributions in excess of retained earnings	(169,227)	(105,765)
Total shareholders’ equity	1,605,684	1,758,389
Non-controlling interests	3,432	2,445
Total equity	1,609,116	1,760,834
Total liabilities and equity	$2,809,259	$3,058,471

Pebblebrook Hotel Trust
Consolidated Statement of Operations
($ in thousands, except for per share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(unaudited)
Revenues:
Room	$136,320	$126,176	$568,867	$526,573
Food and beverage	48,924	53,370	191,857	190,852
Other operating	13,697	13,879	55,697	53,439
Total revenues	$198,941	$193,425	$816,421	$770,864

Expenses:
Hotel operating expenses:
Room	$36,452	$31,419	$137,312	$124,090
Food and beverage	31,471	35,205	126,957	128,816
Other direct and indirect	54,860	54,956	219,655	215,169
Total hotel operating expenses	122,783	121,580	483,924	468,075
Depreciation and amortization	26,112	25,017	102,439	95,872
Real estate taxes, personal property taxes, property insurance, and ground rent	13,235	12,082	50,488	46,947
General and administrative	8,169	6,206	28,105	32,335
Impairment loss	—	—	12,148	—
Total operating expenses	170,299	164,885	677,104	643,229
Operating income (loss)	28,642	28,540	139,317	127,635
Interest income	123	625	1,995	2,511
Interest expense	(11,125)	(10,090)	(43,615)	(38,774)
Other	607	—	283	—
Gain on sale of hotel properties	364	—	40,690	—
Equity in earnings (loss) of joint venture	(341)	4,442	(64,842)	6,213
Income (loss) before income taxes	18,270	23,517	73,828	97,585
Income tax (expense) benefit	152	(523)	134	(2,590)
Net income (loss)	18,422	22,994	73,962	94,995
Net income (loss) attributable to non-controlling interests	64	79	258	327
Net income (loss) attributable to the Company	18,358	22,915	73,704	94,668
Distributions to preferred shareholders	(4,024)	(6,487)	(19,662)	(25,950)
Issuance costs of redeemed preferred shares	—	—	(7,090)	—
Net income (loss) attributable to common shareholders	$14,334	$16,428	$46,952	$68,718

Net income (loss) per share available to common shareholders, basic	$0.20	$0.23	$0.65	$0.95
Net income (loss) per share available to common shareholders, diluted	$0.20	$0.23	$0.64	$0.94
Weighted-average number of common shares, basic	71,922,904	71,735,129	71,901,499	71,715,870
Weighted-average number of common shares, diluted	72,378,524	72,320,799	72,373,242	72,384,289

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to FFO and Adjusted FFO
($ in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Net income (loss)	$18,422	$22,994	$73,962	$94,995
Adjustments:
Depreciation and amortization	26,054	24,957	102,206	95,634
Depreciation and amortization from joint venture	439	2,179	7,139	8,574
Gain on sale of hotel properties	(364)	—	(40,690)	—
Impairment loss	—	—	12,148	—
Impairment loss from joint venture	—	—	62,622	—
FFO	$44,551	$50,130	$217,387	$199,203
Distribution to preferred shareholders	$(4,024)	$(6,487)	$(19,662)	$(25,950)
Issuance costs of redeemed preferred shares	—	—	(7,090)	—
FFO available to common share and unit holders	$40,527	$43,643	$190,635	$173,253
Hotel acquisition and disposition costs	194	205	194	4,686
Non-cash ground rent	743	595	2,762	2,380
Amortization of Class A LTIP units	—	—	—	2
Management/franchise contract transition costs	180	214	259	1,431
Interest expense adjustment for acquired liabilities	84	(310)	(312)	(1,848)
Capital lease adjustment	135	129	531	507
Non-cash amortization of acquired intangibles	204	253	930	1,106
Issuance costs of redeemed preferred shares	—	—	7,090	—
Other	(607)	—	(283)	—
Adjusted FFO available to common share and unit holders	$41,460	$44,729	$201,806	$181,517

FFO per common share - basic	$0.56	$0.61	$2.64	$2.41
FFO per common share - diluted	$0.56	$0.60	$2.63	$2.39
Adjusted FFO per common share - basic	$0.57	$0.62	$2.80	$2.52
Adjusted FFO per common share - diluted	$0.57	$0.62	$2.78	$2.50

Weighted-average number of basic common shares and units	72,159,255	71,971,480	72,137,850	71,952,221
Weighted-average number of fully diluted common shares and units	72,614,875	72,557,150	72,609,593	72,620,640

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations (“FFO”) - FFO represents net income (computed in accordance with GAAP), excluding gains or losses from sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the Company's operating performance without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company also evaluates its performance by reviewing Adjusted FFO because it believes that adjusting FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts FFO for the following items, which may occur in any period, and refers to this measure as Adjusted FFO:

- Hotel acquisition and disposition costs: The Company excludes acquisition and disposition transaction costs expensed during the period because it believes that including these costs in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Amortization of Class A LTIP units: The Company excludes the non-cash amortization of LTIP Units expensed during the period.
- Management/franchise contract transition costs: The Company excludes one-time management and/or franchise contract transition costs expensed during the period because it believes that including these costs in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Interest expense adjustment for acquired liabilities: The Company excludes interest expense adjustment for acquired liabilities assumed in connection with acquisitions, because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Capital lease adjustment: The Company excludes the effect of non-cash interest expense from capital leases because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Non-cash amortization of acquired intangibles: The Company excludes the non-cash amortization of acquired intangibles, which includes but is not limited to the amortization of favorable and unfavorable leases and above/below market real estate tax reduction agreements because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Issuance costs of redeemed preferred shares: The Company excludes issuance costs of redeemed preferred shares during the period because it believes that including these adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Other: The Company excludes the ineffective portion of the change in fair value of the hedging instruments during the period because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of FFO in accordance with the NAREIT White Paper, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Net income (loss)	$18,422	$22,994	$73,962	$94,995
Adjustments:
Interest expense	11,125	10,090	43,615	38,774
Interest expense from joint venture	1,359	2,301	8,218	9,137
Income tax expense (benefit)	(152)	523	(134)	2,590
Depreciation and amortization	26,112	25,017	102,439	95,872
Depreciation and amortization from joint venture	439	2,179	7,139	8,574
EBITDA	$57,305	$63,104	$235,239	$249,942
Hotel acquisition and disposition costs	194	205	194	4,686
Non-cash ground rent	743	595	2,762	2,380
Amortization of Class A LTIP units	—	—	—	2
Management/franchise contract transition costs	180	214	259	1,431
Non-cash amortization of acquired intangibles	204	253	930	1,106
Gain on sale of hotel properties	(364)	—	(40,690)	—
Impairment loss	—	—	12,148	—
Impairment loss from joint venture	—	—	62,622	—
Other	(607)	—	(283)	—
Adjusted EBITDA	$57,655	$64,371	$273,181	$259,547

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

The Company also evaluates its performance by reviewing Adjusted EBITDA because it believes that adjusting EBITDA to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDA for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDA:

- Hotel acquisition and disposition costs: The Company excludes acquisition and disposition transaction costs expensed during the period because it believes that including these costs in EBITDA does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Amortization of Class A LTIP units: The Company excludes the non-cash amortization of LTIP Units expensed during the period.
- Management/franchise contract transition costs: The Company excludes one-time management and/or franchise contract transition costs expensed during the period because it believes that including these costs in EBITDA does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash amortization of acquired intangibles: The Company excludes the non-cash amortization of acquired intangibles, which includes but is not limited to the amortization of favorable and unfavorable leases and above/below market real estate tax reduction agreements because it believes that including these non-cash adjustments in EBITDA does not reflect the underlying financial performance of the Company.
- Gain on sale of hotel properties: The Company excludes gain on sale of hotel properties because it believes that including this adjustment in EBITDA does not reflect the underlying financial performance of the Company and its hotels.
- Impairment loss and impairment loss from joint venture: The Company excludes impairment loss and impairment loss from joint venture because it believes that including this adjustment in EBITDA does not reflect the underlying financial performance of the Company and its hotels.
- Other: The Company excludes the ineffective portion of the change in fair value of the hedging instruments during the period because it believes that including these non-cash adjustments in EBITDA does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of EBITDA, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Pebblebrook Hotel Trust
Reconciliation of Outlook of Net Income (Loss) to FFO and Adjusted FFO
($ in millions, except per share data)
(Unaudited)

	Three months ended		Year ended
	March 31, 2017		December 31, 2017
	Low	High	Low	High

Net income (loss)	$8	$11	$68	$80
Adjustments:
Depreciation and amortization	27	27	114	114
FFO	$35	$38	$182	$194
Distribution to preferred shareholders	(4)	(4)	(16)	(16)
Issuance costs of redeemed preferred shares	—	—	—	—
FFO available to common share and unit holders	$31	$34	$166	$178
Non-cash ground rent	1	1	3	3
Other	1	1	2	2
Adjusted FFO available to common share and unit holders	$33	$36	$171	$182

FFO per common share - diluted	$0.43	$0.47	$2.28	$2.43
Adjusted FFO per common share - diluted	$0.45	$0.49	$2.34	$2.50

Weighted-average number of fully diluted common shares and units	72.8	72.8	73.0	73.0

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations (“FFO”) - FFO represents net income (computed in accordance with GAAP), excluding gains or losses from sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the Company's operating performance without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company also evaluates its performance by reviewing Adjusted FFO because it believes that adjusting FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts FFO for the following items, which may occur in any period, and refers to this measure as Adjusted FFO:

- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Other: The Company excludes Other expenses, which include hotel acquisition and disposition costs, management/franchise contract transition costs, interest expense adjustment for acquired liabilities, capital lease adjustment and non-cash amortization of acquired intangibles, in addition to the ineffective portion of the change in fair value of the hedging instruments during the period, because the Company believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of FFO in accordance with the NAREIT White Paper, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Any differences are a result of rounding.

Pebblebrook Hotel Trust
Reconciliation of Outlook of Net Income (Loss) to EBITDA and Adjusted EBITDA
($ in millions)
(Unaudited)

	Three months ended		Year ended
	March 31, 2017		December 31, 2017
	Low	High	Low	High

Net income (loss)	$8	$11	$68	$80
Adjustments:
Interest expense and income tax expense	7	7	41	41
Depreciation and amortization	27	27	114	114
EBITDA	$42	$45	$223	$235
Non-cash ground rent	1	1	3	3
Other	(0)	(0)	1	0
Adjusted EBITDA	$43	$46	$227	$238

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

The Company also evaluates its performance by reviewing Adjusted EBITDA because it believes that adjusting EBITDA to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDA for the following items, which may occur in any period, and refers to this measure as Adjusted EBITDA:

- Gain on sale of hotel properties: The Company excludes gain on sale of hotel properties because it believes that including this adjustment in EBITDA does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Other: The Company excludes Other expenses, which include hotel acquisition and disposition costs, management/franchise contract transition costs and non-cash amortization of acquired intangibles, in addition to the ineffective portion of the change in fair value of the hedging instruments during the period, because the Company believes that including these non-cash adjustments in EBITDA does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of EBITDA, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Any differences are a result of rounding.

Pebblebrook Hotel Trust
Same-Property Statistical Data - Entire Portfolio
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Total Portfolio
Same-Property Occupancy	81.1%	81.4%	85.3%	84.1%
Increase/(Decrease)	(0.4%)		1.4%
Same-Property ADR	$236.82	$235.85	$247.83	$245.35
Increase/(Decrease)	0.4%		1.0%
Same-Property RevPAR	$191.99	$191.94	$211.28	$206.31
Increase/(Decrease)	0.0%		2.4%

Notes:

This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2016, except for Hotel Zeppelin San Francisco in both 2016 and 2015 because it was closed during the fourth quarter of 2015 for renovation.

This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2016, excludes Hotel Vintage Portland for Q1 in both 2016 and 2015 because it was closed during the first quarter of 2015 for renovation, excludes Hotel Zeppelin San Francisco for Q1 and Q4 in both 2016 and 2015 because it was closed during the first quarter of 2016 and the fourth quarter of 2015 for renovation, includes both Viceroy Miami and The Redbury Hollywood for Q1 in both 2016 and 2015 because the Company sold these properties during the second quarter of 2016, includes DoubleTree by Hilton Hotel Bethesda-Washington DC for Q1, Q2 and Q3 in both 2016 and 2015 because the Company sold this property during the fourth quarter of 2016, includes Dumont NYC for Q4 in both 2016 and 2015 because the Company did not wholly own this property until the fourth quarter of 2016, and excludes Manhattan NYC for the full year in both 2016 and 2015 because the Company did not wholly own this property for any full quarter in 2016.

Results for the Manhattan Collection reflect the Company's 49% ownership interest for Q1, Q2 and Q3 in both 2016 and 2015 because the company redeemed its joint venture interest in these properties during the fourth quarter of 2016.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same Property Statistical Data - by Market
(Unaudited)

	Three months ended December 31,	Year ended December 31,
	2016	2016
RevPAR Variance:
Los Angeles	5.0%	11.7%
Other	2.4%	(1.1%)
San Diego	0.9%	4.8%
Seattle	(0.6%)	(0.6%)
Portland	(0.6%)	3.7%
San Francisco	(3.8%)	2.0%
Boston	(4.9%)	(4.2%)

West Coast	(0.1%)	5.1%
East Coast	0.9%	(1.5%)

Notes:

This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2016, except for Hotel Zeppelin San Francisco in both 2016 and 2015 because it was closed during the fourth quarter of 2015 for renovation.

This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2016, excludes Hotel Vintage Portland for Q1 in both 2016 and 2015 because it was closed during the first quarter of 2015 for renovation, excludes Hotel Zeppelin San Francisco for Q1 and Q4 in both 2016 and 2015 because it was closed during the first quarter of 2016 and the fourth quarter of 2015 for renovation, includes both Viceroy Miami and The Redbury Hollywood for Q1 in both 2016 and 2015 because the Company sold these properties during the second quarter of 2016, includes DoubleTree by Hilton Hotel Bethesda-Washington DC for Q1, Q2 and Q3 in both 2016 and 2015 because the Company sold this property during the fourth quarter of 2016, includes Dumont NYC for Q4 in both 2016 and 2015 because the Company did not wholly own this property until the fourth quarter of 2016, and excludes Manhattan NYC for the full year in both 2016 and 2015 because the Company did not wholly own this property for any full quarter in 2016.

"Other" includes Atlanta (Buckhead), GA, Miami, FL, Minneapolis, MN, Naples, FL, Nashville, TN, New York, NY, Philadelphia, PA and Washington DC.

Results for the Manhattan Collection reflect the Company's 49% ownership interest for Q1, Q2 and Q3 in both 2016 and 2015 because the company redeemed its joint venture interest in these properties during the fourth quarter of 2016.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same-Property Statistical Data - Wholly Owned
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Total Portfolio
Same-Property Occupancy	81.1%	81.4%	84.7%	83.6%
Increase/(Decrease)	(0.4%)		1.3%
Same-Property ADR	$236.82	$235.85	$248.55	$244.18
Increase/(Decrease)	0.4%		1.8%
Same-Property RevPAR	$191.99	$191.94	$210.56	$204.16
Increase/(Decrease)	0.0%		3.1%

Notes:

This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2016, except for Hotel Zeppelin San Francisco in both 2016 and 2015 because it was closed during the fourth quarter of 2015 for renovation.

This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2016, excludes Hotel Vintage Portland for Q1 in both 2016 and 2015 because it was closed during the first quarter of 2015 for renovation, excludes Hotel Zeppelin San Francisco for Q1 and Q4 in both 2016 and 2015 because it was closed during the first quarter of 2016 and the fourth quarter of 2015 for renovation, includes both Viceroy Miami and The Redbury Hollywood for Q1 in both 2016 and 2015 because the Company sold these properties during the second quarter of 2016, includes DoubleTree by Hilton Hotel Bethesda-Washington DC for Q1, Q2 and Q3 in both 2016 and 2015 because the Company sold this property during the fourth quarter of 2016, includes Dumont NYC for Q4 in both 2016 and 2015 because the Company did not wholly own this property until the fourth quarter of 2016, and excludes Manhattan NYC for the full year in both 2016 and 2015 because the Company did not wholly own this property for any full quarter in 2016.

These hotel results do not include information for the six hotels that comprised the Manhattan Collection.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Same-Property Results - Wholly Owned
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Same-Property Revenues:
Rooms	$124,049	$123,979	$551,387	$530,990
Food and beverage	47,579	47,975	187,268	187,952
Other	12,953	13,096	54,627	54,835
Total hotel revenues	184,581	185,050	793,282	773,777

Same-Property Expenses:
Rooms	$32,339	$31,136	$131,711	$123,799
Food and beverage	30,697	31,657	123,737	125,635
Other direct	3,083	3,464	13,708	15,047
General and administrative	14,385	14,873	59,443	58,865
Information and telecommunication systems	2,571	2,398	10,369	9,650
Sales and marketing	14,346	13,915	61,076	58,907
Management fees	6,130	5,990	23,584	24,022
Property operations and maintenance	5,451	5,623	22,186	22,762
Energy and utilities	4,241	4,242	17,753	18,503
Property taxes	7,460	7,538	30,884	28,304
Other fixed expenses	4,284	4,827	18,568	19,970
Total hotel expenses	124,987	125,663	513,019	505,464

Same-Property EBITDA	$59,594	$59,387	$280,263	$268,313

Same-Property EBITDA Margin	32.3%	32.1%	35.3%	34.7%

Same-Property EBITDA Per Room			$39,162	$37,587

Notes:

This schedule of hotel results for the three months ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2016, except for Hotel Zeppelin San Francisco in both 2016 and 2015 because it was closed during the fourth quarter of 2015 for renovation.

This schedule of hotel results for the year ended December 31 includes information from all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2016, excludes Hotel Vintage Portland for Q1 in both 2016 and 2015 because it was closed during the first quarter of 2015 for renovation, excludes Hotel Zeppelin San Francisco for Q1 and Q4 in both 2016 and 2015 because it was closed during the first quarter of 2016 and the fourth quarter of 2015 for renovation, includes both Viceroy Miami and The Redbury Hollywood for Q1 in both 2016 and 2015 because the Company sold these properties during the second quarter of 2016, includes DoubleTree by Hilton Hotel Bethesda-Washington DC for Q1, Q2 and Q3 in both 2016 and 2015 because the Company sold this property during the fourth quarter of 2016, includes Dumont NYC for Q4 in both 2016 and 2015 because the Company did not wholly own this property until the fourth quarter of 2016, and excludes Manhattan NYC for the full year in both 2016 and 2015 because the Company did not wholly own this property for any full quarter in 2016.

These hotel results do not include information for the six hotels that comprised the Manhattan Collection.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same-Property Inclusion Reference Table

Hotels	Q1	Q2	Q3	Q4

DoubleTree by Hilton Hotel Bethesda-Washington DC	X	X	X
Sir Francis Drake	X	X	X	X
InterContinental Buckhead Atlanta	X	X	X	X
Hotel Monaco Washington DC	X	X	X	X
The Grand Hotel Minneapolis	X	X	X	X
Skamania Lodge	X	X	X	X
Le Méridien Delfina Santa Monica	X	X	X	X
Sofitel Philadelphia	X	X	X	X
Argonaut Hotel	X	X	X	X
The Westin San Diego Gaslamp Quarter	X	X	X	X
Hotel Monaco Seattle	X	X	X	X
Mondrian Los Angeles	X	X	X	X
Viceroy Miami	X
W Boston	X	X	X	X
Manhattan Collection	X	X	X
Hotel Zetta San Francisco	X	X	X	X
Hotel Vintage Seattle	X	X	X	X
Hotel Vintage Portland		X	X	X
W Los Angeles - West Beverly Hills	X	X	X	X
Hotel Zelos San Francisco	X	X	X	X
Embassy Suites San Diego Bay - Downtown	X	X	X	X
The Redbury Hollywood	X
Hotel Modera	X	X	X	X
Hotel Zephyr Fisherman's Wharf	X	X	X	X
Hotel Zeppelin San Francisco		X	X
The Nines, a Luxury Collection Hotel, Portland	X	X	X	X
Hotel Colonnade Coral Gables, a Tribute Portfolio Hotel	X	X	X	X
Hotel Palomar Los Angeles Beverly Hills	X	X	X	X
Union Station Hotel Nashville, Autograph Collection	X	X	X	X
Revere Hotel Boston Common	X	X	X	X
LaPlaya Beach Resort & Club	X	X	X	X
The Tuscan Fisherman's Wharf	X	X	X	X
Manhattan NYC
Dumont NYC				X

Notes:

A property marked with an "X" in a specific quarter denotes that the same-property operating results of that property are included in the Same-Property Statistical Data and in the Schedule of Same-Property Results.

The Company’s fourth quarter Same-Property RevPAR, RevPAR Growth, ADR, Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin include all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2016, except Hotel Zeppelin San Francisco in both 2016 and 2015 because it was closed during the fourth quarter of 2015 for renovation. Operating statistics and financial results may include periods prior to the Company’s ownership of the hotels.

The Company's December 31 year-to-date Same-Property RevPAR, RevPAR Growth, ADR, Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin include all of the hotels the Company owned, or had an ownership interest in, as of December 31, 2016, except for Hotel Vintage Portland for Q1, Hotel Zeppelin San Francisco for Q1 and Q4, Viceroy Miami and The Redbury Hollywood for Q2, Q3 and Q4, DoubleTree by Hilton Hotel Bethesda - Washington DC for Q4, Dumont NYC for Q1, Q2 and Q3, Manhattan NYC for the full year, and the Company's 49% ownership interest in the Manhattan Collection for Q4. Operating statistics and financial results may include periods prior to the Company's ownership of the hotels.

The Company's estimates and assumptions for Same Property RevPAR, RevPAR Growth, ADR, Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin for the Company's 2017 outlook include all of the hotels the Company owned as of December 31, 2016, except for Hotel Zeppelin San Francisco for Q1. The operating statistics and financial results in this press release may include periods prior to the Company's ownership of the hotels.

Pebblebrook Hotel Trust
Historical Operating Data - Entire Portfolio
(Unaudited)

Historical Operating Data:

	First Quarter 2015	Second Quarter 2015	Third Quarter 2015	Fourth Quarter 2015	Full Year 2015

Occupancy	79%	87%	89%	82%	84%
ADR	$230	$250	$263	$236	$246
RevPAR	$182	$217	$233	$192	$206

Hotel Revenues	$174.0	$201.1	$211.5	$186.3	$772.8
Hotel EBITDA	$51.2	$74.7	$81.7	$59.8	$267.4
Hotel EBITDA Margin	29.5%	37.1%	38.6%	32.1%	34.6%

	First Quarter 2016	Second Quarter 2016	Third Quarter 2016	Fourth Quarter 2016	Full Year 2016

Occupancy	83%	88%	89%	81%	85%
ADR	$238	$255	$264	$236	$249
RevPAR	$198	$224	$234	$192	$212

Hotel Revenues	$186.7	$207.7	$211.3	$188.0	$793.8
Hotel EBITDA	$59.4	$77.5	$81.4	$60.7	$279.1
Hotel EBITDA Margin	31.8%	37.3%	38.5%	32.3%	35.2%

Notes:

These historical hotel operating results include information for all of the hotels the Company owned as of December 31, 2016, which exclude both Viceroy Miami and The Redbury Hollywood in both 2016 and 2015 because the Company sold these properties during the second quarter of 2016, exclude DoubleTree by Hilton Hotel Bethesda - Washington DC in both 2016 and 2015 because the property was sold during the fourth quarter of 2016, exclude the Company's 49% ownership interest of the six properties in the Manhattan Collection in both 2016 and 2015 because the Company redeemed its ownership interest in these properties during the fourth quarter of 2016, but include the Company's 100% ownership interest in the Dumont NYC in both 2016 and 2015 because the Company began wholly owning this property during the fourth quarter of 2016. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Hotel Same-Property Hotel EBITDA by Property
($ in millions)
(Unaudited)

	Hotel EBITDA
Hotel	2016	2015	2014	2013	2012	2011	2010

Sir Francis Drake	$17.3	$16.4	$15.0	$10.1	$8.4	$5.0	$3.4
InterContinental Buckhead Atlanta	15.5	14.5	14.3	13.4	11.6	9.6	8.3
Hotel Monaco Washington DC	8.1	8.1	7.9	7.9	7.6	6.9	5.5
The Grand Hotel Minneapolis	4.1	4.1	3.8	3.4	3.4	2.4	1.5
Skamania Lodge	8.1	7.7	6.8	6.0	5.2	4.8	4.4
Le Méridien Delfina Santa Monica	13.8	11.7	9.9	8.0	6.9	6.8	5.3
Sofitel Philadelphia	9.2	8.6	7.4	6.5	6.7	6.0	4.3
Argonaut Hotel	13.0	13.0	11.8	10.2	8.5	6.5	5.2
The Westin Gaslamp Quarter San Diego	16.9	14.6	12.7	11.2	9.7	8.2	8.4
Hotel Monaco Seattle	6.1	6.7	6.2	5.2	3.4	2.9	2.2
Mondrian Los Angeles	12.6	12.2	11.0	8.2	7.4	8.9	7.9
W Boston	9.3	9.6	8.1	6.2	5.8	4.4	3.8
Dumont NYC	5.1	5.7	7.6	8.3	8.3	8.2	7.7
Hotel Zetta	5.6	6.2	5.4	2.8	N/A	N/A	N/A
Hotel Vintage Seattle	3.4	3.5	2.6	2.7	2.4	2.2	1.8
Hotel Vintage Portland	4.2	3.1	3.4	2.7	1.8	1.9	1.3
W Los Angeles - West Beverly Hills	12.3	9.5	8.9	8.7	8.0	6.9	5.6
Hotel Zelos San Francisco	5.9	7.3	6.2	4.6	3.8	3.0	1.3
Embassy Suites San Diego Bay - Downtown	11.3	11.3	9.5	8.9	8.8	8.2	7.6
Hotel Modera	6.7	6.5	5.6	4.5	3.9	3.3	2.7
Hotel Zephyr Fisherman's Wharf	16.2	12.6	12.1	12.1	11.2	8.7	7.3
Hotel Zeppelin San Francisco	3.3	4.0	4.0	3.4	2.7	2.3	N/A
The Nines, a Luxury Collection Hotel, Portland	15.6	15.2	12.8	10.8	8.9	8.0	6.2
Hotel Colonnade Coral Gables, a Tribute Portfolio Hotel	3.9	3.6	3.4	3.1	1.8	2.1	1.9
Hotel Palomar Los Angeles Beverly Hills	6.2	4.2	4.5	3.8	3.9	2.9	2.3
Union Station Nashville Hotel, Autograph Collection	4.7	5.4	4.2	4.0	2.9	2.1	1.8
Revere Hotel Boston Common	16.7	17.9	16.5	13.7	8.4	8.9	6.1
LaPlaya Beach Club & Resort	16.2	15.7	12.4	10.7	8.7	7.6	5.7
The Tuscan Fisherman's Wharf	7.8	8.2	7.9	6.6	5.2	N/A	N/A
Total Hotel EBITDA	$279.1	$267.1	$241.9	$207.7	$175.3	$148.7	$119.5

Notes:
These historical Same-Property Hotel EBITDA results include information for all of the hotels the Company owned or had an ownership interest in as of December 31, 2016, except for Hotel Zetta for years ended 2010, 2011 and 2012; The Tuscan Fisherman's Wharf for years ended 2010 and 2011; and Hotel Zeppelin San Francisco for the year ended 2010. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The information above has not been audited and is presented only for comparison purposes.